Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF FORMATION

OF

AOT BUILDING PRODUCTS NEWCO LLC

This Certificate of Amendment, dated as of September 16, 2013, of the Certificate of Formation of AOT Building Products Newco LLC, dated as of August 15, 2013 (the “Certificate of Formation”), is being duly executed and filed by Dan Lukas, as an Authorized Person of AOT Building Products Newco LLC, pursuant to the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.).

1.    Name. The name of the limited liability company immediately prior to this filing is AOT Building Products Newco LLC. Upon the filing of this Certificate of Amendment the name of the limited liability company shall be changed to CPG Newco LLC.

2.    The first section of the Certificate of Formation is hereby amended and restated in its entirety as follows:

“Name. The name of the limited liability company formed hereby is CPG Newco LLC (the “LLC”).”

3.    The fourth section of the Certificate of Formation is hereby amended and restated in its entirety as follows:

“Management. The business and affairs of the LLC shall be managed by the sole member, CPG Holdco LLC.”

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of the date first above written.

By:	/s/ Dan Lukas
Name:	Dan Lukas
Title:	Authorized Person